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                                                                   EXHIBIT 23.1

The Board of Directors
Crown Castle International Corp.:

  The audits referred to in our report dated February 20, 1998, included the related financial statement schedule as of December 31, 1997 and 1996, and for each of the years in the three-year period ended December 31, 1997, included in the Registration Statement. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement schedule based on our audits. In our opinion, such financial statement schedule, when considered in relation to the consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

  We consent to the use of our reports included herein and to the reference to our firm under the headings "Summary and Selected Financial and Other Data of CCIC", "Selected Financial and Other Data of Crown", "Summary and Selected Financial and Other Data of CTI", and "Experts" in the Prospectus.

                                          KPMG Peat Marwick LLP

Houston, Texas

August 18, 1998